EXHIBIT 21

                                            SUBSIDIARIES OF THE COMPANY

     The  following  is  a  list  of  all  subsidiaries,   the  state  or  other
 jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

1. INVU Plc, a company incorporated under the laws of England, is a wholly owned subsidiary of the Company.

2. INVU Services Limited, a company incorporated under the laws of England, is a wholly owned subsidiary of INVU Plc and an indirect subsidiary of the Company.

3. INVU International Holdings Limited, a company incorporated under the laws of England, is a wholly owned subsidiary of INVU Plc and an indirect subsidiary of the Company.